Exhibit 24.1

ALLIANT TECHSYSTEMS INC.

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Daniel J. Murphy, Eric S. Rangen and Keith D. Ross, with full power to each to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a post-effective amendment or amendments to Alliant Techsystems Inc.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 1997, File No. 333-33305, to remove from registration all shares of common stock of Alliant Techsystems Inc. that remain unsold following the termination of the Alliant Techsystems Inc. 1997 Employee Stock Purchase Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated and effective as of March 14, 2006.

/s/ Daniel J. Murphy	/s/ Frances D. Cook
Daniel J. Murphy	Frances D. Cook
Chairman of the Board,	Director
President and Chief
Executive Officer

/s/ Gilbert F. Decker	/s/ Ronald R. Fogleman
Gilbert F. Decker	Ronald R. Fogleman
Director	Director

/s/ Cynthia L. Lesher	/s/ Douglas L. Maine
Cynthia L. Lesher	Douglas L. Maine
Director	Director

/s/ Roman Martinez IV	/s/ Michael T. Smith
Roman Martinez IV	Michael T. Smith
Director	Director

/s/ William G. Van Dyke
William G. Van Dyke
Director